CERTIFICATE OF AMENDMENT

                                       TO

                      AMENDED AND RESTATED CERTIFICATE AND

                       AGREEMENT OF LIMITED PARTNERSHIP OF

                            DORCHESTER HUGOTON, LTD.

                                  July 2, 1997



     This Certificate of Amendment to Amended and Restated Certificate and Agreement of Limited Partnership of Dorchester Hugoton, Ltd., a Texas limited partnership (the "Partnership") is made and adopted on behalf of the Partnership by P.A. Peak, Inc., a Delaware corporation ("Peak") and James E. Raley, Inc., a Delaware corporation ("Raley"), the General Partners (herein so called) of the Partnership.

     A. The Partnership was originally formed by the filing of a Certificate and Agreement of Limited Partnership in the office of the Secretary of State of Texas on June 17, 1982. The original Certificate and Agreement was amended and restated by that certain Amended and Restated Certificate and Agreement of Limited Partnership of the Partnership filed in the office of the Secretary of State of Texas on August 20, 1982 and subsequently amended by Certificates of Amendment filed in the office of the Secretary of State of Texas on or about July 30, 1985, October 20, 1987, November 10, 1988, August 3, 1989, April 26,
1990, August 30, 1990,  February 15, 1991,  December 29, 1994 and August 9, 1995
(as so amended, the "Restated Certificate and Agreement").

     B. Effective September 1, 1992, the Partnership became subject to and thereafter governed by the Texas Revised Limited Partnership Act (the "TRLPA").

     C.  The  General  Partners  hereby  amend  the  Restated   Certificate  and
Agreement, as permitted by and in accordance with the TRLPA and Section 11.03 of the Restated Certificate and Agreement, as follows:

          1. Article 2.02 is deleted in entirety and the following is substituted therefor:

                    2.02  Principal   Office.   The  principal   office  of  the
               Partnership  is  1919  South  Shiloh  Road,  Suite  600 - LB  48,
               Garland, Texas 75042-8234. The General Partners may change the principal office of the Partnership and the Limited Partners shall be furnished with written notice of any such change. The General Partners may establish such other places of business as they may determine to be in the best interests of the Partnership.


     IN WITNESS WHEREOF, this Certificate of Amendment to Amended and Restated Certificate and Agreement of Limited Partnership of Dorchester Hugoton, Ltd. has been executed by the following General Partners on the date(s) indicated below, to be effective as of the day and year this Certificate of Amendment is filed in the office of the Secretary of State of Texas.

                                           GENERAL PARTNER:

                                           P.A. PEAK, INC.

DATED:  July 3, 1997                       By:________________________________
                                                    Preston A. Peak, President
                                           Address: 4208 Thanksgiving Tower
                                                    1601 Elm Street
                                                    Dallas, Texas 75201


                                           GENERAL PARTNER:

                                           JAMES E. RALEY, INC.

DATED:  July 3, 1997                       By: ________________________________
                                                    James E. Raley, President
                                           Address: 9666 Atherton Drive
                                                    Dallas, Texas 75243